Exhibit to Question 77C on Form N-SAR

On October 7, 2013, the Trust held a special meeting of shareholders to approve: (1) the election of Trustees to the Board of Trustees; (2) the use of a manager of managers structure for certain Funds; (3) the reclassification of the investment objective(s) of certain Funds as non-fundamental; and (4) an amended advisory agreement for the LVIP SSgA Global Tactical Allocation RPM Fund.  Shareholders of record on June 13, 2013 were entitled to vote on the proposals.  The proposals were approved by shareholders of the Trust and the Funds, respectively, at the October 7, 2013 meeting.  The following votes were recorded:

1.	To elect a Board of Trustees of the Lincoln Variable Insurance Products Trust. The nominees for election to the Board of Trustees were as follows:

	Outstanding Shares	Total Voted	Percent For*	Percent Against*	Percent Abstain*
	3,785,856,719.75	96.754%
Daniel R. Hayes			92.612%	4.143%	0.00%
Steve A. Cobb			92.502%	4.253%	0.00%
Michael D. Coughlin			92.376%	4.378%	0.00%
Nancy L. Frisby**			92.362%	4.392%	0.00%
Elizabeth S. Hager			92.528%	4.226%	0.00%
Gary D. Lemon, Ph. D.			92.593%	4.161%	0.00%
Thomas A. Leonard			92.543%	4.212%	0.00%
Thomas D. Rath			92.539%	4.216%	0.00%
Pamela L. Salaway			92.584%	4.171%	0.00%
Kenneth G. Stella			92.406%	4.348%	0.00%
David H. Windley			92.472%	4.282%	0.00%

2.	The approval of a manager of managers structure for certain Funds:

	Outstanding Shares	Total Voted	Percent For*	Percent Against*	Percent Abstain*

LVIP BlackRock Inflation Protected Bond Fund	119,311,108.330	99.315%	86.176%	4.399%	8.741%
LVIP Mondrian International Value Fund	61,523,348.97	97.674%	83.499%	5.220%	8.956%
LVIP SSgA International Index Fund	167,619,888.070	99.044%	88.474%	3.350%	7.220%
LVIP SSgA Moderate Structured Allocation Fund	76,304,785.486	99.203%	84.324%	4.797%	10.082%
LVIP SSgA S&P 500 Index Fund	406,442,885.040	91.521%	78.545%	4.998%	7.978%
LVIP SSgA Small-Cap Index Fund	41,013,385.470	92.333%	82.762%	3.292%	6.279%

3.	The approval of the reclassification of certain Funds’ investment objective(s) as non-fundamental:

	Outstanding Shares	Total Voted	Percent For*	Percent Against*	Percent Abstain*
LVIP BlackRock Equity Dividend RPM Fund	31,187,990.070	95.876%	79.713%	4.522%	11.642%
LVIP Delaware Bond Fund	402,767,024.900	97.128%	80.687%	5.039%	11.402%
LVIP Delaware Growth and Income Fund	32,662,583.504	98.149%	78.065%	8.853%	11.231%
LVIP Delaware Social Awareness Fund	17,744,340.839	98.286%	73.953%	12.725%	11.608%
LVIP Delaware Special Opportunities Fund	15,410,605.144	99.335%	81.205%	8.274%	9.855%
LVIP Managed Risk Profile Conservative Fund	84,837,940.769	96.274%	78.896%	3.000%	14.378%
LVIP Managed Risk Profile Growth Fund	348,604,815.120	97.847%	81.571%	4.136%	12.140%
LVIP Managed Risk Profile Moderate Fund	329,307,357.410	97.797%	80.432%	3.863%	13.502%
LVIP Money Market Fund	79,252,061.290	85.202%	70.767%	7.340%	7.095%
LVIP Mondrian International Value Fund	61,523,348.97	97.674%	80.618%	5.582%	11.474%
LVIP SSgA Global Tactical Allocation RPM Fund	59,301,877.94	92.798%	78.436%	4.784%	9.577%
LVIP T. Rowe Price Structured Mid-Cap Growth Fund	22,501,667.878	56.251%	45.522%	3.682%	7.048%
LVIP UBS Large Cap Growth RPM Fund	15,212,170.975	98.448%	80.869%	6.044%	11.535%

4.	The approval of an amended advisory agreement for the Fund:

	Outstanding Shares	Total Voted	Percent For*	Percent Against*	Percent Abstain*
LVIP SSgA Global Tactical Allocation RPM Fund	59,301,877.94	92.798%	78.278%	4.674%	9.846%

*Amounts shown are percentages of outstanding shares on the record date rather than percentages of shares voted.

** Nancy L. Frisby retired on December 31, 2013.